Exhibit 99.1

Media and investor contact:

Christopher Bona

Ryerson Inc.

312-292-5052

investorinfo@ryerson.com

RYERSON INC. AND JOSEPH T RYERSON & SON, INC.

ANNOUNCE PARTIAL REDEMPTION OF THEIR

11.25% SENIOR NOTES DUE 2018

CHICAGO, IL, August 8, 2014 – Ryerson Inc. (the “Ryerson”) and Joseph T. Ryerson & Son, Inc. (collectively with Ryerson, the “Companies”) announced today that they have issued a notice of redemption to redeem $99,500,000 of their 11.25% Senior Notes due 2018 (the “Notes,” and the transaction whereby the Notes are partially redeemed, the “Redemption”), outstanding at the time of the Redemption. The redemption date for the Redemption has been set for September 7, 2014, and the Redemption is contingent upon the closing of the initial public offering (the “IPO”) of the Companies’ parent company, Ryerson Holding Corporation. The redemption price for the Notes is equal to 111.250% of the principal amount of the Notes redeemed, together with accrued and unpaid interest paid thereon, to the date of redemption. Following the Redemption, $200,500,000 of the original outstanding principal amount of the Notes will remain outstanding.

The Redemption will be conducted pursuant to Section 3.07(c), of the indenture governing the Notes, dated as of October 10, 2012, by and among the Companies, as co-issuers, each guarantor thereto and Wells Fargo Bank, National Association, as trustee. Consistent with the terms of the indenture governing the Notes, the Company will be conducting the Redemption using a portion of the cash proceeds from the IPO.

About Ryerson (www.ryerson.com)

Ryerson is a leading North American processor and distributor of metals, with operations in the United States, Mexico, Canada, China and Brazil. The company serves several industries including oil and gas, industrial equipment, transportation equipment, heavy equipment and electrical machinery. Founded in 1842, Ryerson is headquartered in the United States and employs approximately 4,000 employees in more than 100 locations.

Cautionary Note Regarding Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.